Exhibit 99.3

Unaudited pro forma condensed combined financial information

On April 8, 2021, PAR Technology Corporation (“PAR Technology”) acquired Punchh Inc., a Delaware corporation (“Punchh”), through the merger of Punchh with and into an indirect wholly owned subsidiary of PAR Technology, with Punchh surviving the merger.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger.  The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to completion of the merger as if the merger occurred on that date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give effect to completion of the merger as if the merger occurred on January 1, 2020.

PAR Technology accounted for the merger as a business combination using the acquisition method of accounting as prescribed in Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”) and ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). In accordance with ASC 805 and ASC 820, PAR Technology used its best estimates and assumptions to assign fair value, as of April 8, 2021, the date the merger was consummated (the “closing date”), to the tangible and identifiable intangible assets of Punchh acquired and liabilities assumed by PAR Technology in the merger. Goodwill as of the closing date is the excess of the aggregate of the fair values of the consideration transferred and the fair value of noncontrolling interest in the target over the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

Management’s estimates and assumptions as to the fair values assigned to Punchh’s tangible and identifiable intangible assets acquired and liabilities assumed are preliminary and are based on information that was available as of the closing date and are subject to change as additional information is received. PAR Technology expects to finalize these valuations as soon as practicable, but not later than one year from the closing date.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with:

• The accompanying notes to the unaudited pro forma condensed combined financial information;

• PAR Technology’s audited consolidated financial statements and accompanying notes included in PAR Technology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2021;

• PAR Technology’s unaudited condensed consolidated financial statements and accompanying notes included in PAR Technology’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 10, 2021;

• Punchh’s audited consolidated financial statements for the year ended December 31, 2020 set forth in Exhibit 99.1 of the Current Report on Form 8-K/A; and

• Punchh’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 set forth in Exhibit 99.2 of the Current Report on Form 8-K/A.

	March 31, 2021 (unaudited)
Assets	PAR Technology Corp	Punchh Inc.	Pro Forma Adjustment	Note Ref	Pro Forma Combined
Current assets:
Cash and cash equivalents	$173,122	$23,414	(89,699)	A/B/C/D/E	$106,837
Accounts receivable – net	38,706	5,309	—		44,015
Inventories – net	25,296	—	—		25,296
Other current assets	7,970	1,321	3,832	F/G	13,123
Deferred commission costs	—	834	(834)	F	—
Deferred implementation costs	—	2,998	(2,998)	G	—
Total current assets	245,094	33,876	(89,699)		189,271
Property, plant and equipment – net	13,627	690	—		14,317
Goodwill	41,214	—	402,100	H	443,314
Intangible assets – net	32,652	—	101,100	I	133,752
Lease right-of-use assets	2,423	—	2,473	J	4,896
Deferred commission costs - noncurrent	—	597	(597)	F	—
Deferred implementation costs - noncurrent	—	2,552	(2,552)	G	—
Other assets	3,665	325	3,149	F/G	7,139
Total Assets	$338,675	$38,040	$415,974		$792,689
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$676	$1,966	$(1,815)	E	$827
Accounts payable	18,886	3,059	—		21,945
Accrued salaries and benefits	10,620	1,650	—		12,270
Accrued sales tax liability	—	2,058	—		2,058
Accrued expenses	3,930	1,562	—		5,492
Lease liabilities - current portion	1,133	61	881	J	2,075
Customer deposits and deferred service revenue	9,895	5,492	—		15,387
Total current liabilities	45,140	15,848	(934)		60,054
Lease liabilities - net of current portion	1,410	—	1,592	J	3,002
Deferred service revenue – noncurrent	2,838	2,740	—		5,578
Long-term debt	106,851	1,500	169,174	B/E	277,525
Other long-term liabilities	4,584	—	—		4,584
Total liabilities	160,823	20,088	169,831		350,743
Shareholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized	—	2	(2)	K	—
Common stock, $.02 par value, 58,000,000 shares authorized; 22,982,955 shares issued, 21,917,357 shares outstanding at March 31, 2021	462	1	78	C/L/M	541
Additional paid in capital	245,566	71,222	192,793	C/M/N	509,581
Accumulated deficit	(54,977)	(53,459)	53,459	O	(54,977)
Accumulated other comprehensive loss	(4,238)	186	(186)	P	(4,238)
Treasury stock, at cost, 1,065,598 shares	(8,961)	—	—		(8,961)
Total shareholders’ equity	177,852	17,952	246,143		441,945
Total Liabilities and Shareholders’ Equity	$338,675	$38,040	$415,974		$792,689

	Three Months Ended March 31, 2021
	PAR Technology Corp	Punchh Inc.	Pro Forma Adjustment	Note Ref	Pro Forma Combined
Net revenues:
Product	$18,556	$—	$—		$18,556
Service	18,028	8,074	—		26,102
Contract	17,883	—	—		17,883
	54,467	8,074			62,540
Costs of sales:
Product	14,885	—	—		14,885
Service	12,695	2,934	3,150	A	18,779
Contract	16,687	—	—		16,687
	44,267	2,934	3,150		50,351
Gross margin	10,200	5,140	(3,150)		12,189
Operating expenses:
Selling, general and administrative	14,537	5,009	—		19,546
Research and development	5,809	2,672	—		8,480
Amortization of identifiable intangible assets	275	—	254	B	529
Gain on insurance proceeds	(4,400)	—	—		(4,400)
	16,221	7,681	254		24,155
Operating loss	(6,021)	(2,541)	—		(8,561)
Other (expense) income, net	(51)	(319)	—		(370)
Interest expense, net	(2,160)	(9)	(2,363)	C	(4,531)
Loss before provision for income taxes	(8,232)	(2,869)	(2,363)		(13,463)
(Provision for) benefit from income taxes	(39)	—	9,964	D	9,925
Net loss	(8,271)	(2,869)	7,602		(3,538)
Net loss per share (basic and diluted)	(0.38)				(0.14)
Weighted average shares outstanding (basic and diluted)	21,929		3,947	E	25,876

	Year Ended December 31, 2020
	PAR Technology Corp	Punchh Inc.	Pro Forma Adjustment	Note Ref	Pro Forma Combined
Net revenues:
Product	$73,228	$—	$—		$73,228
Service	69,284	27,229	—		96,513
Contract	71,274	—	—		71,274
	213,786	27,229	—		241,015
Costs of sales:
Product	58,887	—	—		58,887
Service	49,933	10,109	12,600	A	72,642
Contract	65,641	—	—		65,641
	174,461	10,109	12,600		197,170
Gross margin	39,325	17,120	(12,601)		43,845
Operating expenses:
Selling, general and administrative	46,196	21,081	—		67,278
Research and development	19,252	8,948	—		28,200
Amortization of identifiable intangible assets	1,163	—	1,014	B	2,178
Gain on contingent liability	(3,340)	—	—		(3,340)
	63,271	30,029	1,014		94,315
Operating loss	(23,946)	(12,910)	(13,615)		(50,471)
Other (expense) income, net	808	(5)	—		803
Loss on extinguishment of debt	(8,123)	—	—		(8,123)
Interest (expense) income, net	(8,287)	107	(9,450)	C	(17,630)
Loss before benefit from income taxes	(39,548)	(12,808)	(23,065)		(75,421)
Benefit from income taxes	2,986	—	9,964	D	12,950
Net loss	(36,562)	(12,808)	(13,101)		(62,471)
Net loss per share (basic and diluted)	(1.92)				(2.72)
Weighted average shares outstanding (basic and diluted)	19,014		3,947	E	22,961

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information presents the pro forma condensed combined balance sheet and statements of operations of PAR Technology based upon the financial statements of PAR Technology and Punchh after giving effect to the merger.

The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 and for the three months ended March 31, 2021 combine the historical consolidated statements of operations of PAR Technology and the historical consolidated statements of operations of Punchh. These unaudited pro forma condensed combined statements of operations give effect to the merger as if it had been completed on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of PAR Technology and the historical condensed consolidated balance sheet of Punchh as of March 31, 2021, giving effect to the merger as if it had been completed on March 31, 2021.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with PAR Technology considered the acquirer of Punchh. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed with any excess allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets of Punchh acquired and liabilities PAR Technology assumed.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

2. Preliminary Purchase Price

The preliminary purchase price to complete the merger was $510 million (the “Purchase Price”) as follows (in thousands):

Purchase Price
Cash Consideration*	$401,853
Equity Consideration	$108,406
Total Consideration	$510,259

*Cash consideration reflects the merger purchase price ($390 million) and preliminary net working capital ($12 million).

3. Preliminary Allocation of Purchase Price

Under the acquisition method of accounting, the Purchase Price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing. The residual amount of the Purchase Price after preliminary allocation to identifiable tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill.

PAR Technology has performed a preliminary valuation analysis of the fair market value of Punchh’s assets acquired and liabilities PAR Technology assumed. Using the total consideration to complete the merger, PAR Technology has estimated the allocations to assets acquired and liabilities assumed, with assistance from an independent valuation specialist. PAR Technology has not finalized its detailed valuation studies necessary to arrive at the required fair values of Punchh’s assets acquired and liabilities assumed. Therefore, the following allocation of the Purchase Price to acquired assets and assumed liabilities is based on preliminary fair value estimates and is subject to adjustment pending final management analysis. The Company will finalize the purchase price allocation no later than one year from the closing of the transaction.

The following table summarizes the allocation of the preliminary Purchase Price as of the closing date (in thousands):

Purchase Price Allocation
Current Assets	$34,903
Property Plant & Equipment	$592
Other Assets	$7,430
Identified Intangible Asset – Developed Technology	$88,200
Identified Intangible Asset – Customer Relationships	$7,100
Identified Intangible Asset – Trade Name	$5,800
Goodwill	$402,100
Total Assets Acquired	$546,125

Current Liabilities	$25,301
Other Long-term Liabilities	$10,565
Total Liabilities Assumed	$35,866

Net Assets Acquired	$510,259

4. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position and results of operations of PAR Technology would have been had the merger been completed at or as of the respective pro forma dates. Such information includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position and results of operations shown herein are not necessarily indicative of what the past financial position or results of operations of PAR Technology would have been had the merger been completed on such dates.

The following describes the pro forma adjustments related to the merger that have been made in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 and statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, which have been prepared to reflect the merger for the net purchase price of $510 million:

Balance Sheet Pro Forma Adjustments:

A - Adjustment reflects $402 million cash consideration of merger purchase price ($390 million) and net acquired cash ($12 million).
B - Adjustment reflects $180 million principal of term loan financing entered as part of the merger, less fees of $9.3 million.
C - Adjustment reflects $160 million increase in shares of PAR Technology common stock outstanding due to the 2,352,942 shares issued ($68.00 per share) from the private placement equity financing entered as part of the merger, less fees of $4.3 million.

D - Adjustment reflects cash settlement for Punchh’s transaction costs ($8.7 million) on the closing date.
E - Adjustment reflects cash settlement of Punchh’s current ($1.8 million) and noncurrent ($1.5 million) CARES Act PPP Loan obligations on the closing date.
F - Adjustment reflects presentation of current and noncurrent deferred commission costs in other current assets and other assets, respectively, to conform to PAR Technology’s financial statement presentation.

G - Adjustment reflects presentation of current and noncurrent deferred implementation costs in other current assets and other assets, respectively, to conform to PAR Technology’s financial statement presentation

H - Adjustment reflects the recognition of goodwill related to the merger. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable based on management’s assessment.

I - Adjustment reflects identifiable intangible assets acquired as part of the merger; specifically, trade name ($5.8 million), customer relationships ($7.1 million) and developed technology ($88.2 million). The trade names valuation utilized the “relief from royalty” approach, a form of the income approach, whereby the fair value of an asset is developed by attributing the savings incurred from not having to pay a royalty for the use of the asset. The customer relationship valuation utilized the “multi-period excess earnings method,” which is predicated upon the calculation of the net present value of the after-tax net cash flows attributable to the customers over the expected remaining life of the relationships. The developed technology valuation also utilized the “multi-period excess earnings method”. The preliminary estimated useful life of these identifiable intangible assets is approximately (i) indefinite for the trade names, (ii) 7 years for the customer relationships and (iii) 7 years for the developed technology. The preliminary purchase price allocation assumed the historical carrying value of such assets acquired along with the liabilities assumed will approximate fair value due to their short-term nature.  The underlying assumptions used to prepare the discounted cash flow analysis used in these estimates may change. For these and other reasons, actual results may vary significantly from estimated results.

J - Adjustment reflects the estimated adjustment to record Punchh’s lease obligations consistently with PAR Technology’s lease obligations in accordance with ASC 842 Leases, including a reduction to the Right of Use Asset for an unfavorable lease ($0.3 million).

K - Adjustment reflects the elimination of Punchh’s historical preferred equity.
L - Adjustment reflects the elimination of Punchh’s historical common equity.
M - Adjustment reflects $108.4 million increase in shares of PAR Technology’s common stock outstanding due to the 1,594,202 shares issued to Punchh’s stockholders ($68 share price) as part of the merger purchase price.

N - Adjustment reflects the elimination of Punchh’s historical additional paid in capital.
O - Adjustment reflects the elimination of Punchh’s historical accumulated deficit.
P - Adjustment reflects the elimination of Punchh’s historical accumulated other comprehensive loss.

Statement of Operations Pro Forma Adjustments:

A - Adjustment reflects amortization expense related to developed technology intangible assets obtained as part of the merger.
B - Adjustment reflects amortization expense related to customer relationship intangible assets obtained as part of the merger.
C - Adjustment reflects interest expense on $180 million principal amount of term loan financing entered as part of the merger.
D - There are no tax provision adjustments as PAR Technology has been in a full valuation allowance since 2018 and Deferred Tax Liabilities of $24 million arising from acquired identifiable intangible assets have been fully offset with the release of Punchh ($14.3 million) and PAR Technology ($9.9 million) Deferred Tax Asset valuation allowances; the PAR Technology valuation allowance release is recognized as other income. PAR Technology has not finalized its detailed Internal Revenue Code Section 382 study to determine the extent to which, if any, PAR Technology and Punch qualify for limitations in use of historical net operating losses; therefore, this preliminary adjustment is subject to change pending final management analysis, with assistance of third-party specialists.

E - Adjustment reflects increase in shares of PAR Technology’s common stock outstanding due to the 1,594,202 shares issued to Punchh’s stockholders as part of the merger purchase price and 2,352,942 shares issued from the private placement equity financing entered as part of the merger.